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                                                                   EXHIBIT 10.21

                                            ***Text Omitted and Filed Separately
                                                Confidential Treatment Requested
                                            Under 17 C.F.R. (S)(S) 200.80(b)(4),
                                                            200.83 and 240.24b-2


                           MEMORANDUM OF MODIFICATIONS
                       TO KIRIN AND DENDREON COLLABORATION

                                                                  AUGUST 2, 2001


Background Statement

Kirin and Dendreon, in the course of reviewing their on-going collaboration for the development and marketing of vaccines employing Dendreon's proprietary dendritic cell technology, agree to make certain modifications to that collaboration relating to payments by Kirin and certain support provided to Kirin by Dendreon.

Amendment

This Memorandum confirms and memorializes the intention of Dendreon and Kirin to amend their collaboration as set forth in that certain Collaborative License Agreement dated December 10, 1998, the Research And License Agreement dated February 1, 1999, the Manufacture And Supply Agreement dated June 27, 1999 and the Joint Commercialization Agreement dated February 1, 2000 between Kirin and Dendreon ("the Agreements"). Kirin and Dendreon shall use their reasonable best efforts to finalize appropriate amendments by December 31, 2001. Until such amendments are finalized and executed by both Dendreon and Kirin, the following Agreed Matters shall be binding upon the parties. To the extent a conflict arises between the terms of the Agreements and the Agreed Matters, the Agreed Matters shall prevail but only to the extent necessary to accomplish the intended purpose.

Agreed Matters

Kirin and Dendreon agree as follows (Capitalized terms used, but not defined herein, shall have the meanings ascribed thereto in the Agreements):

     1.   Kirin will pay Dendreon US$10MM on or before August 7, 2001.

     2. Kirin will pay Dendreon [...***...] upon commencement of Kirin's first clinical study as described below of APC8020 in Japan.

          2.1 "Commencement" for purposes of when this payment is due means the date on which the first patient in this clinical study to receive therapy begins to receive therapy, that is, when the first apheresis is performed.

          2.2 This clinical study is scheduled to commence not later than March 1, 2002; Kirin and Dendreon recognize that in order to

                                               *Confidential Treatment Requested


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               meet this scheduled commencement date, Kirin must first have its
               Kakunin-Shinsei (Confirmation Application for safety and quality) confirmed by the Japan Ministry of Health, Labor and Welfare (the "Ministry") and must file its IND with the Ministry. Kirin will use its Reasonable Efforts and, as agreed below and in the Agreements, Dendreon will support Kirin's Reasonable Efforts, to meet this scheduled commencement date. Failure of Kirin to meet the scheduled commencement date, despite its Reasonable Efforts, shall not be considered a breach by Kirin of the Agreements.

          2.3 Once the [...***...] payment has been made, such [...***...] payment will be considered full payment in satisfaction of the PHase II milestone payment for APC8020 required by Section 5.5 of the Collaborative License Agreement whether or not the Ministry considers Kirin's first clinical study a Phase II study.

     3. The transfer price for Kirin's purchase of PA2024 from Dendreon, until Dendreon's obligation to furnish PA2024 terminates pursuant to Section
          5.3 hereof, shall be as follows:

          3.1 For PA2024 manufactured up to and at the 2000L scale, a transfer price in an amount in U.S. dollars equal to the Fully Burdened Manufacturing Costs of PA2024 at the time of manufacture, plus a handling fee of [...***...].

               3.1.1 Notwithstanding that from time to time Dendreon scales up the manufacture of PA2024 to greater than 2000L scale, the transfer price of PA2024 shall be an amount in U.S. dollars equal to the Fully Burdened Manufacturing Costs of PA2024 at the time Dendreon last manufactures or has manufactured PA2024 at the 2000L scale, plus a handling fee of [...***...].

               3.1.2 The transfer price shall be exclusive of any scale-up costs of PA2024 and shall not include any factor for Dendreon's costs of scale-up of PA2024 to the 2000L scale.

          3.2 In the event that from time to time Dendreon scales up the manufacture of PA2024 to greater than 2000L scale, Kirin may elect in writing to purchase PA2024 from Dendreon at a transfer price in U.S. dollars equal to the Fully Burdened Manufacturing Costs of PA2024 at the time of manufacture at such greater scale,

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               plus a handling fee of [...***...]. Prior to each such election,
               Kirin may notify Dendreon in writing of Kirin's good faith tentativE intention to make an election, and request a statement from Dendreon of the actual scale-up costs to Dendreon of the scale-up. Dendreon shall furnish Kirin with a statement of such scale-up costs. Dendreon shall furnish Kirin, at Kirin's request, periodic progress reports on such scale-up efforts.

               3.2.1 The transfer price shall be exclusive of any scale-up costs of PA2024 and shall not include any factor for Dendreon's costs of scale-up of PA2024 to such greater scale.

               3.2.2 At the time of each such election, Kirin shall reimburse to
                     Dendreon [...***...] of the documented costs to Dendreon of the scale-up to which the election relates, to include [...***...] of the documented costs to Dendreon of aNy lesser scale-up not previously reimbursed.

     4. Kirin may purchase Dendreon's Separation Devices from Dendreon for use in connection with APC8015 and APC8020 for a transfer price in an amount in U.S. dollars equal to the Fully Burdened Manufacturing Costs of the Separation Devices, plus a handling fee of [...***...]. At no additional cost to Kirin, Kirin shall be deemed to have (a) exercised its option to proviDe financial support for APC8015 and APC8020 within the meaning of Section 5.3 of the Manufacturing And Supply Agreement and (b) have provided its full share of such financial support for purposes of fixing the transfer price of the Separation Devices for use in connection with APC8015 and APC8020.

     5. Dendreon shall, upon Kirin's request, grant to Kirin, free of charge, a non-exclusive license, with the right to sub-license, to manufacture PA2024 for use in ways permitted by the Agreements; such license shall include a right to use manufacturing technology and know-how owned or controlled by Dendreon as of March 16, 2001. Such manufacture and/or use shall not interfere with Kirin's use of Reasonable Efforts to develop, obtain Regulatory Approval in the Kirin Territory for, and market and sell in the Kirin Territory APC8015. Upon the grant of such license and within a commercially reasonable time, but no longer than 90 days, after Kirin's written request, Dendreon shall transfer to Kirin the manufacturing technology and know-how so licensed, provided, that the manufacturing technology and know-how transferred under such license shall be limited to the manufacturing technology and know-how owned or controlled by Dendreon as of March 16, 2001.

                                               *Confidential Treatment Requested


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          5.1  The term of the license will be the later of (a) the expiration of the term of the Collaborative License Agreement, or (b) until Kirin has ceased all activity in connection with PA2024 permitted herein; provided, however, that in the event of an uncured material breach by Kirin of the Collaborative License Agreement as contemplated in Section 11.2 thereof, the license and sub-license(s) shall terminate as provided therein, and in the event of a termination without cause of the Collaborative License Agreement as provided in Section 11.5 thereof, the license and sub-license(s) shall terminate upon termination of the Collaborative License Agreement.

          5.2 Subject to the terms of the license, Kirin may manufacture PA2024 anywhere worldwide so long as such manufacturing does not conflict with any activities of Dendreon or obligations of Dendreon to any third party.

          5.3 Any obligation of Dendreon to furnish PA2024 to Kirin shall terminate three years after the grant of the license. In the absence of a grant of such license, Dendreon's obligation to furnish Kirin PA2024 shall continue to be as set forth in the Agreements.

          5.4 Dendreon agrees, upon Kirin's request, to discuss with Kirin with respect to Kirin's non-exclusive license to use manufacturing technology and know-how that is owned or controlled by Dendreon, and that is greater than Dendreon's manufacturing scale as of March 16, 2001.


     6. In the event Kirin develops improvements to the process for manufacturing PA2024, Dendreon shall have an option to take from Kirin an exclusive, assignable, sublicensable, royalty-free license and the technology pertaining thereto to make, sell and use for all purposes, any of such improvements outside the Kirin Territory. An option fee, which shall be due and payable within thirty days of each exercise of the option, shall be an amount in U.S. dollars equal to [...***...] of the documented cost to Kirin of developing the improvement as to which the option is exercised, and the term of such license will be the later of (a) expiration of the Collaborative License Agreement, or (b) until Dendreon has ceased all activity in connection with such improvement(s) permitted herein; provided, however, that in the event of an uncured material breach by Dendreon of the Collaborative License Agreement as contemplated in Section 11.2 thereof, the license(s) shall terminate as provided therein.

                                               *Confidential Treatment Requested


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     7.   Dendreon shall provide extraordinary support to Kirin relating to
          Kirin's regulatory, clinical and manufacturing activities pertaining to APC8015 and APC8020. Extraordinary support is support over and above sharing of information relating to patent prosecution and other proceedings, information sharing relating to Kirin's activities and assistance relating to the transfer of technology to Kirin, and activities associated with the Steering Committee, as contemplated in Sections 8.2 and 10.1 and Article 3 of the Collaborative License Agreement, respectively, and activities of the Joint Research Committee as contemplated in Article 2 of the Research And License Agreement; extraordinary support is support that which, in comparison to the furnishing of information and support under the Agreements, may include one or more of the features of being significantly more time consuming, travel, increased urgency, repeat training, certain on site visits and active assistance. Examples of extraordinary support are set forth on Schedule A.

          7.1 The period during which Dendreon will provide such extraordinary support to Kirin is until each of APC8015 and APC8020 have been either finally approved or finally rejected for commercial use in Japan by the Ministry or until December 31, 2004, whichever occurs sooner.

          7.2 Dendreon shall provide such extraordinary support as requested by Kirin and Kirin shall endeavor to make each of its requests reasonable from the standpoint of both time of requested response and content. If Dendreon determines in good faith that to provide particular extraordinary support would be unduly burdensome and would work a substantial hardship on Dendreon, Dendreon may decline to provide such extraordinary support so long as Dendreon offers to provide alternative extraordinary support in a manner and at a time reasonable under the circumstances.

          7.3 Dendreon and Kirin will each assign one or more of their respective employees the duty of liaison between Kirin and Dendreon for handling requests for extraordinary support from Kirin. Members of functional groups of Kirin and Dendreon respectively, will communicate with each other in the normal and ordinary course of their activities as functional group members.

          7.4 Kirin will reimburse Dendreon for Dendreon's out of pocket expenses relating to extraordinary support, limited to airfare,


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               ground transportation, food and lodging and shipping expenses incidental to providing extraordinary support.

     8. During the term of the Collaborative License Agreement, Dendreon shall provide to Kirin copies, in paper and/or electronic form, to the extent compiled in the ordinary course of Dendreon's clinical trial management, and to the extent Dendreon may do so free of any prohibiting law or regulation and any claim or right of another, all information pertinent to Dendreon's development and regulatory activities for both APC8015 and APC8020, including raw data supporting conclusory documents. By way of non-limiting example, if Dendreon prepares a clinical report, Dendreon shall provide a copy of such report together with supporting raw data within a commercially reasonable period of time after such report is prepared and after it is permissible to furnish it to Kirin. The providing of such information in the manner set forth in this Section 8 shall not be considered extraordinary support.

          8.1 Recognizing that the approval of Dendreon Licensed Products in the Kirin Territory is important to both Kirin and Dendreon, in the event the Ministry or an equivalent governmental agency in a country other than Japan in the Kirin Territory makes a written request of Kirin to furnish information pertinent to Dendreon's development and regulatory activities for APC8015 and/or APC8020 that is proprietary to a third party, and which Dendreon would otherwise be required to provide under Section 8, Dendreon shall, upon request by Kirin, use reasonable best efforts to negotiate for the right of Kirin, to have access to such information for regulatory compliance purposes only, or alternatively to have such information furnished directly to the Ministry or equivalent governmental agency. For purposes of this Sub-section 8.1, such information generated in an on-going process of development, such as the scale-up of antigen, shall be deemed not to be information as to which Dendreon's obligation in this Sub-section 8.1 applies.

     9. Kirin and Dendreon will furnish each other with a summary of their respective plans relating to APC8015 and APC8020 at the beginning of each calendar year for that year, including for information purposes only, general budget information, clinical goals and action plans, and will provide to each other periodic reports (that is, at least one every six months) against those goals and plans, including for information purposes only, an indication of whether spending of budgeted funds is consistent with plans.


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

     10. The milestone payment provided for in the Collaborative License Agreement for Kirin's commencement of a Phase II clinical trial of APC8015 is unaffected by the agreements made in this memorandum. "Commencement" for purposes of when this payment is due means the date on which the first patient to receive therapy in this clinical study begins to receive therapy, that is, when the first apheresis is performed.

     11. Milestone payments provided for in the Collaborative License Agreement arising upon the exercise of options by Kirin on products other than APC8015 and APC8020 are unaffected by the agreements made in this memorandum.

     12. The Full Time Equivalent payments Kirin is making to Dendreon are unaffected by the agreements made in this memorandum but the parties may agree to reallocate FTEs.

          Dated:  August 3, 2001                 Dated:  August 3, 2001

          Kirin Brewery Co., Ltd.                Dendreon Corporation

          By:  Katsuhiko Asano                   By:  Christopher S. Henney

               President                              Chairman and Chief
               Pharmaceutical Division                Executive Officer


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                        EXAMPLES OF EXTRAORDINARY SUPPORT

Regulatory

Dendreon, at Kirin's request, sends one or more Dendreon employees to Japan to assist Kirin in a meeting with the Ministry.

Dendreon, at Kirin's request, answers questions that are posed by the Ministry relating to a Kirin Kakunin-Shinsei.

Dendreon, at Kirin's request, provides substantial documentation in a relatively short time period to support a Kirin Kakunin-Shinsei.

Manufacturing

Dendreon, at Kirin's request, send one or more Dendreon employees to Japan to inspect Kirin's cell processing center.

Dendreon, at Kirin's request, reviews and analyzes Kirin's quality control procedures or data.

Dendreon, at Kirin's request, provides repeat training of Kirin personnel.

Clinical

Dendreon, at Kirin's request, sends one or more Dendreon employees to Japan to assist Kirin in a meeting of Kirin investigators.

Dendreon, at Kirin's request, reviews and analyzes Kirin clinical data.

Dendreon, at Kirin's request, on relatively short deadline, gathers and explains Dendreon clinical data.


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